Exhibit 99.1

OncoCyte Corporation Announces the Closing of Two Private Placement Transactions Generating Gross Proceeds of $10.55 Million

Net Proceeds to be Used to Continue R&D of Non-Invasive Cancer Diagnostics Tests and CLIA Compliant Laboratory Build-Out

Alameda, CA – August 29, 2016 – OncoCyte Corporation (NYSE MKT: OCX), a developer of novel, non-invasive blood based tests for the early detection of cancer, announced today that it has closed two separate private placements with a select group of institutional and accredited investors, including both new and existing investors. The private placements in total will consist of 3,246,153 units for total gross proceeds of $10.55 million before deducting placement agent fees and offering expenses.

Each unit, consisting of one share of common stock and one warrant to purchase one share of common stock, was sold at a price of $3.25 per unit, for an aggregate issuance of 3,246,153 shares of common stock and warrants to purchase 3,246,153 shares of common stock. The warrants have an exercise price of $3.25 per share of common stock, become exercisable for the underlying shares of common stock upon shareholder approval of the issuance of such shares, and may be exercised for five years from the date they become exercisable.  During the previous 30 trading days, OncoCyte’s common stock has closed at a price per share ranging from $3.60 to $4.40.

The first private placement for $3.25 million was with George Karfunkel, who with his son Bernard is a founder of OncoCyte and together held 6.2 million shares of OncoCyte common stock prior to the transaction.  The second private placement for $7.3 million was with a group of institutional and accredited investors, including new and existing holders of OncoCyte. OncoCyte expects to use the proceeds from the private placements for funding operations or for working capital or other general corporate purposes, including to continue the research and development of its non-invasive cancer diagnostics tests, build out its CLIA lab and commercial infrastructure as it anticipates launching its lung cancer diagnostic test in the first half of 2017.  With the transaction closings, OncoCyte now has approximately 28.7 million common shares outstanding.

Cowen and Company acted as sole agent for the placement with the group of institutional and accredited investors.

The securities offered in these private placement transactions have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. OncoCyte has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus

About OncoCyte Corporation

OncoCyte is primarily focused on the development and commercialization of novel, non-invasive blood and urine (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through earlier diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients. While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be based on liquid biopsies using blood or urine samples. OncoCyte’s pipeline products are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers that differentially express in specific types of cancer.

Forward Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) are forward-looking statements. These statements include those pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, including our ability to develop an assay and classifier for our confirmatory lung diagnostic, complete an internal validation study and implement commercialization plans and the timing of these plans.  These statements are based on our current expectations, beliefs, goals, plans, or prospects and involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients ’use of any diagnostic tests we commercialize. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the “Risk Factors” found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements, except as may be required by law.

Investor Contact:
EVC Group, Inc.
Michael Polyviou/Amanda Prior
646-445-4800
mpolyviou@evcgroup.com /aprior@evcgroup.com